UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  January 8, 2020
(Date of earliest event reported:  January 2, 2020)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One New York Plaza New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Sergio Pedreiro as Chief Operating Officer. On December 16, 2019, the Board of Directors of Revlon Consumer Products Corporation (“RCPC”), and on January 2, 2020 the Board of Directors of Revlon, Inc. (“Revlon” and together with RCPC and its subsidiaries, the “Company”), elected Sergio Pedreiro as Revlon’s and RCPC’s Chief Operating Officer, effective January 8, 2020 (the “Effective Date”), which appointment the Company publicly announced on January 6, 2020.

Prior to his appointment as the Company’s Chief Operating Officer, Sergio Pedreiro served since 2015 as Chief Executive Officer of Estre Ambiental S.A., a NASDQ-listed waste management company based in Brazil, which he joined as a director in 2011. Now with more than 20 years of comprehensive global financial experience, Mr. Pedreiro served as an associate partner on the private equity team at BTG Pactual from April 2014 to January 2018. From February 2009 to March 2014, Mr. Pedreiro served as Chief Financial Officer and as a member of the Executive Committee of Coty Inc., overseeing strategic leadership for corporate finance, planning and budgeting, treasury, tax and fiscal management and information technologies. Prior to that position, Mr. Pedreiro served from 2002 to 2008 as Chief Financial Officer and Investor Relations Officer at ALL—América Latina Logística S.A., a publicly-traded logistics company in Brazil. Prior to that, Mr. Pedreiro was an Investment Officer with GP Investment, a private equity firm in Brazil. Mr. Pedreiro began his career as a business consultant at McKinsey & Company in Brazil and was also previously an intern at Goldman Sachs in New York. From 2016 to 2017, Mr. Pedreiro served on the board of directors of Advanced Disposal Inc., a NYSE-listed waste management company. Mr. Pedreiro received a Bachelor’s Degree with honors in Aeronautical Engineering from ITA--Instituto Tecnológico de Aeronáutica in 1988 and in 1996 received a Master of Business Administration degree from the Stanford University Graduate School of Business.

To reflect his roles and responsibilities, on December 16, 2019 RCPC entered into an employment agreement with Mr. Pedreiro (the “Employment Agreement”), with the term commencing as of the Effective Date and continuing on an at-will basis until terminated by either party, subject to the terms and conditions of the Employment Agreement. Revlon executed such agreement effective as of January 2, 2020. Mr. Pedreiro’s Employment Agreement provides that he will serve as the Company’s Chief Operating Officer at an annual base salary of not less than $820,000, with a target annual bonus opportunity of 100% of his base salary (the “Target Bonus”), with the possibility of exceeding such amount based upon the Company’s and/or his over-achievement of the applicable performance objectives. Pursuant to his Employment Agreement, Mr. Pedreiro’s annual bonus for 2020 will not be less than $820,000 and he will receive a $780,000 sign-on bonus to be paid 50% on the first payroll date following the Effective Date and 50% on the first payroll date after May 4, 2020, subject to his continued employment on each such payment date; provided, however, if within 24 months of the Effective Date, his employment terminates other than by the Company without cause, Mr. Pedreiro will be required to repay the full amount of the sign-on bonus paid to him, on a net after-tax basis, by no later than 10 days following any such termination date. Commencing in 2020, Mr. Pedreiro will participate in the Company’s long-term incentive program (“LTIP”), with his 2020 LTIP having a target value of $2,200,000. Mr. Pedreiro is also eligible to participate in other benefit and perquisites plans generally made available to the Company’s other senior executives at his level.

While the term of his Employment Agreement is indefinite, it may be terminated by the Company sooner pursuant to certain termination provisions. If the Company terminates Mr. Pedreiro’s employment for any reason other than for “cause,” he would be eligible to receive the greater of (a) the benefits provided under the Company’s Executive Severance Pay Plan; and (b) payment of base salary and continuation of medical benefits at the active employee rate for 12 months; prior year bonus, based upon achievement of the applicable objectives (if not already paid); annual bonus for the year of termination, based upon achievement of the applicable objectives and pro-rated for the number of days employed during that year; and payment of the next-vesting tranche of the 2020 LTIP, with any performance-based portion of such LTIP being based upon achievement of the applicable objectives. The Executive Severance Pay Plan currently provides for base salary continuation for 12 months, plus an additional 2 weeks of base salary for each full year of service with the Company, up to a total of 18 months.

Upon a change of control, the term of his Employment Agreement would be extended for 24 months from the effective date of such change of control and if, within such period, Mr. Pedreiro terminated his employment for “COC good reason” or if the Company terminated his employment other than for “cause,” he would receive: (i) 2 times the sum of (a) his base salary and (b) his average gross bonus earned over the previous 5 years; (ii) 12 months’ continuation of fringe benefits; and (iii) all of his unvested LTIP awards would immediately vest.

Mr. Pedreiro does not have any family relationships with any of the Company's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

	By:	/s/ Michael T. Sheehan
Michael T. Sheehan
Senior Vice President, Deputy General Counsel and
Secretary

January 8, 2020